Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 9, 2003 accompanying the consolidated financial statements of Frisch’s Restaurants, Inc. appearing in the 2003 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the three years ended June 1, 2003, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

GRANT THORNTON LLP

Cincinnati, Ohio

December 2, 2003